Exhibit 4.13

JANUS HENDERSON GROUP PLC
SECOND AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(effective May 30, 2017)

1.             History; Purpose of the Plan.

(a)           The name of the Plan is the Janus Henderson Group plc Second Amended and Restated Employee Stock Purchase Plan (as may be amended from time to time, the “Plan”).  Janus Capital Group, Inc., a Delaware corporation (“JCG”) established the Plan effective July 13, 2000, and amended and restated the Plan in its entirety effective October 23, 2006.

(b)           On October 3, 2016, JCG entered into an Agreement and Plan of Merger (the “Merger Agreement”) by among JCG, Henderson Group plc (the “Company” or “Henderson”) and Horizon Orbit Corp., pursuant to which, among other things, as of the Effective Time (as defined in the Merger Agreement), Horizon Orbit Corp. will merge with and into JCG, with JCG being the surviving corporation and a wholly-owned subsidiary of Henderson (the “Merger”). Pursuant to the Merger Agreement, as of the Effective Time, (i) Henderson shall change its name to “Janus Henderson Group plc” and shall list its ordinary shares on the New York Stock Exchange, and (ii) Henderson has elected to assume sponsorship of the Plan, to be amended and restated as set forth herein, effective as of the Effective Time and contingent on the consummation of the Merger.

(c)           The Plan is hereby amended and restated in its entirety, as set forth herein, effective as of May 30, 2017 (the “Effective Date”), and applies to offerings commencing on or after the Effective Date; provided, however, the Plan as amended and restated herein is contingent on the consummation of the Merger, and shall automatically terminate and be of no force and effect (with the Plan as in effect as of immediately prior to the Effective Time remaining in full force and effect) upon the termination of the Merger Agreement.

(d)           The purpose of the Plan is to encourage and enable Eligible Employees (as defined below) to acquire proprietary interests in the Company through the ownership of Common Stock in order to establish a closer identification of their interests with those of the Company by providing them with a more direct means of participating in its growth and earnings which, in turn, will provide motivation for participating Employees to remain with and to give greater effort on behalf of the Company.

2.             Definitions. The following words or terms, when used herein, shall have the following respective meanings:

(a)           “Account” shall mean and refer to the funds accumulated during the Offering Period with respect to an individual Employee as a result of deductions from such Employee’s paycheck during the Offering Period for the purpose of purchasing Shares under this Plan.

(b)           “Active Service” shall mean and refer to the state of being paid for services performed or paid while absent for sickness, vacation, holidays or paid leave of absence, but shall not include termination or severance payments.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(e)           “Committee” shall have the meaning set forth in Section 4(c).

(f)            “Eligible Compensation” shall mean and refer to the Employee’s annual rate of base pay as determined from the payroll records on such date as shall be designated by the Board or the Committee for any offering of Shares made under this Plan. Base pay includes gross straight time, sick pay, vacation pay or holiday pay, as the case may be, after any other payroll deductions, but excludes overtime, commissions, bonuses and other forms of variable compensation.

(g)           “Eligible Employee” or “Employee” shall mean and refer to a person who is regularly employed by JCG, Henderson US, or a Subsidiary or Affiliated Entity of JCG or Henderson US designated by the Board or the Committee, in each case, who is so employed on such date that shall be designated by the Board or the Committee for an offering of Shares made pursuant to this Plan; provided, however, persons whose customary employment is for only 20 hours or less per week or for not more than five months in any calendar year shall not be an “Employee” or an “Eligible Employee” as those terms are used herein.

(h)           “Enrollment Agreement” means an agreement between the Company and an Employee, in such form as may be established by the Company from time to time, pursuant to which the Employee elects to participate in this Plan, or elects changes with respect to such participation as permitted under this Plan.

(i)            “Enrollment Period’ shall mean and refer to that period of time prescribed in any offering of Shares made under this Plan beginning on the first day Eligible Employees may elect to participate in the Offering Period to purchase Shares and ending on the last day such elections to participate are authorized to be received and accepted.

(j)            “Fair Market Value” shall mean and refer to the average of the high and low sales prices for Shares traded on the New York Stock Exchange.

(k)           “Henderson US” shall mean and refer to Henderson Global Investors (North America) Inc.

(l)            “Offering Date” shall mean the first Trading Day of each Offering Period as designated by the Board or the Committee.

(m)          “Offering Period” shall mean and refer to a period of time established in advance by the Committee or its appropriate delegate in its sole discretion, during which installment payments shall be made to purchase Shares pursuant to an offering made under this Plan.

(n)           “Option” or “Options” shall mean and refer to the right or rights granted to Eligible Employees to purchase Shares pursuant to an offering made under this Plan.

(o)           “Outstanding Election” shall mean the then-current election to purchase Shares in an offering under this Plan, or that part of such an election, which has not been cancelled (including voluntary cancellation by the Employee under Section 9 and deemed cancellations under Section 14) prior to the close of business on the last Trading Day of the Offering Period.

(p)           “Purchase Price Per Share” shall be eighty-five percent (85%) of the Fair Market Value on the last Trading Day of the Offering Period; provided, however, the Purchase Price Per Share will in no event be less than the par value of the Shares.

(q)           “Shares” or “Common Stock” shall mean and refer to ordinary shares, $1.50 par value per share, of the Company.

(r)            “Subsidiary” or “Affiliated Entity” shall mean, with respect to any entity, each of any corporation (other than such entity) in an unbroken chain of corporations beginning with such entity if, at the Offering Date of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s)            “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

3.             Shares Reserved for Plan.

(a)           As of the Effective Date, a total of [•] Shares are reserved as authorized and unissued for this Plan. The Shares so reserved may be issued and sold pursuant to one or more offerings under this Plan. With respect to any such offering, the Board or the Committee will determine the number of Shares remaining available under the Plan on or before the Offering Date, the length of the Offering Period, the Offering Date and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate.

(b)           In the event of a subdivision or combination of Shares, the maximum number of Shares which may thereafter be issued and sold under the Plan and the number of Shares under elections to purchase at the time of such subdivision or combination will be proportionately increased or decreased, the terms relating to the price at which Shares under elections to purchase will be sold will be appropriately adjusted, and such other action will be taken as in the opinion of the Board or the Committee is appropriate under the circumstances. In the case of reclassification or other changes in Shares, the Board or the Committee will make appropriate adjustments.

(c)           The number of Shares which an Eligible Employee may purchase in an offering under the Plan may be reduced in the event the offering is over-subscribed. No Option granted to an Eligible Employee in an offering under the Plan shall permit such Employee to purchase Shares which, if added together with the total number of Shares purchased by all other Employees in such offering, would exceed the total number of Shares remaining available under the Plan on the Offering Date of such offering. As of the close of business on the last Trading Day of the Offering Period in an offering, the number of Shares which all Eligible Employees have elected to purchase under Outstanding Elections shall be counted. If the total number of Shares which all Eligible Employees have elected to purchase under Outstanding Elections in the offering exceeds the number of Shares remaining available under the Plan, the number of Shares for which each such Outstanding Election is effective shall be reduced on a pro rata basis, and the total number of Shares which may be purchased pursuant to all such Outstanding Elections shall not exceed the total number of Shares remaining available under the Plan.

(d)           All Shares available to be sold in any offering under this Plan in excess of the total number of Shares purchased by Eligible Employees in any such offering shall continue to be reserved for this Plan and shall be available for inclusion in any subsequent offering under this Plan.

4.             Administration of the Plan.

(a)           This Plan shall be administered by the Board, or a committee appointed by the Board (consisting of not less than three members of the Board who are not eligible to participate in this Plan and one of whom shall be designated as Chairman of such committee) to administer the Plan (the “Plan Committee”). The Board or the Plan Committee may appoint and delegate to another committee consisting of one or more persons (“Management Committee”) any or all of the authority of the Board or the Plan Committee, as applicable, with respect to the Plan. The Committee is vested with full authority to make, administer and interpret such equitable rules and regulations regarding this Plan, to make amendments to the Plan itself, as it may deem advisable, delegate its administrative authority, and implement minimum and maximum contribution rates. Its determinations as to the interpretation and operation of this Plan shall be final and conclusive.

(b)           The Committee may act by a majority vote at a regular or special meeting or by a decision reduced to writing and signed by a majority of the Committee without holding a formal meeting. Whenever under this Plan an action may be taken by the Board or the Committee, in the case of inconsistent or contradictory actions, the action of the Board shall prevail.

(c)           Vacancies in the membership of the Committee arising from death, resignation, removal or other inability to serve shall be filled by appointment by the Board. The Board or the Committee may appoint and delegate to another committee consisting of one or more persons (“Management Committee”) any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are Section 16 Persons at the time any such delegated authority is exercised. Any references herein to “Committee” are references to the Board, or the Plan Committee or the Management Committee, as applicable.

5.             Grant of Option; Limitations.

(a)           Grant of Option. The Board or Committee may from time to time grant or provide for the grant of an Option in each Offering Period as selected by the Board or Committee. On each Offering Date, this Plan shall be deemed to have granted to the Eligible Employee an Option to purchase as many Shares (which may include a fractional share) as the Employee will be able to purchase with the payroll deductions credited to the Employee’s Account during Employee’s participation in that Offering Period (subject to the limitations set forth below and Section 3).

(b)           Limit on Number of Shares Purchased. Notwithstanding the above, the maximum number of Shares an Employee may purchase during each Offering Period shall be 707 Shares (subject to the limitations set forth below and Section 3). In addition to the limits on an Employee’s participation in the Plan set forth herein, the Board or Committee in its sole discretion may establish new or change existing limits on the number of Shares an Employee may elect to purchase with respect to any Offering Period if such limit is announced prior to the beginning of the first Offering Period to be affected.

(c)           Limit on Value of Shares Purchased. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option to purchase Shares under this Plan which permits his or her rights to purchase Shares under all such employee stock purchase plans of the Company and the Subsidiaries and Affiliated Entities of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Shares (determined as the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

(d)           5% Owner Limit. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option to purchase Shares under this Plan if such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code), immediately after such Option is granted, owns or holds Options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares of the Company or any of the Company’s Subsidiaries or Affiliated Entities.

(e)           Other Limitation. The Board or the Committee may determine, as to any offering of Common Stock made under this Plan, that the offer will not be extended to highly compensated Employees within the meaning of Section 414(q) of the Code.

6.             Participation in the Plan.

An Eligible Employee may become a participant by completing the prescribed Enrollment Agreement and submitting such form to the Company, or with such other entity designated by the Company for this purpose, prior to the commencement of the offering to which it relates. The Enrollment Agreement may be completed at any time after the Employee becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee).

7.             Automatic Re-Enrollment.

At the termination of each offering, each participating Employee who continues to be eligible to participate shall be automatically re-enrolled in the next offering, unless the Employee has withdrawn from the Plan in accordance with Section 9 or is otherwise ineligible to participate in the next offering. Upon a termination of the Plan as a whole, any balance in Employee’s Account shall be refunded to him or her as soon as practicable thereafter. The Company may require current participants to complete and submit a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8.             Payroll Deductions and Adjustments to Deductions.

(a)           At the time an Employee submits his or her authorization for a payroll deduction, he or she shall elect to have a designated percentage or dollar amount of Eligible Compensation deducted on each payday during the time Employee is a participant in an offering. Employee may withdraw his or her initial Enrollment Agreement before the Offering Period commences by submitting the prescribed withdrawal notice to the Company (or the Company’s designee) prior to the Offering Date for such Offering Period.

(b)           Payroll deductions for an Employee shall commence on the Offering Date (or as soon as administratively practicable thereafter) and shall continue through subsequent offerings pursuant to Section 7. All payroll deductions made by an Employee shall be credited to Employee’s Account under the Plan. An Employee may not make any separate cash payment into such Account.

(c)           An Employee may elect to increase or decrease the rate of his or her payroll deduction during an Offering Period by submitting the prescribed notification form to the Company (or the Company’s designee) at any time prior to the first day of the last calendar month of such Offering Period. Such adjustment to Employee’s payroll deduction will be effective as soon as administratively practicable thereafter and will remain in effect for successive offerings unless participation is earlier withdrawn by Employee as provided in Section 9 or until Employee’s termination of employment or Employee is otherwise ineligible to participate in the next Offering Period.

(d)           Notwithstanding the foregoing, the Company may adjust Employee’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Section 423(b)(8) of the Code and the limitations of Section 5. Beginning with the next calendar year’s first offering, payroll deductions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment, unless the Employee withdraws in accordance with Section 9 or is otherwise ineligible to participate in such offering.

9.             Withdrawal from Offering Period After Offering Date.

(a)           An Employee may withdraw from an offering after the applicable Offering Date, in whole but not in part, at any time prior to the first day of the last calendar month of such Offering Period by submitting the prescribed withdrawal notice to the Company (or the Company’s designee). If an Employee withdraws from an offering, Employee’s Option for such offering will automatically be terminated, and the Company will refund in cash the Employee’s entire Account balance for such offering as soon as practicable thereafter.

(b)           The Employee’s withdrawal from a particular offering shall be irrevocable. If an Employee wishes to participate in a subsequent offering, he or she will be required to re-enroll in the Plan by making a timely filing of a new Enrollment Agreement in accordance with Section 6.

10.          Method of Payment.

(a)           Payment for Shares purchased pursuant to the Plan shall be made in installments through periodic payroll deductions, with no right of prepayment. Each Employee electing to purchase Shares shall authorize the withholding from his or her pay for each payroll period during the Offering Period the percentage or dollar amount of Eligible Compensation. Such deductions shall be in uniform periodic amounts in conformity with his or her employer’s payroll deduction schedule (subject to adjustments made in accordance with this Plan). The amount of each Employee’s payroll deductions shall be credited to such Employee’s Account.

(b)           If in any payroll period, an Employee has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her installment payment, then (i) the installment payment for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the installment payment for such payroll period. Deductions of the full amount originally elected by Employee will recommence when his or her pay is sufficient to permit such deductible amount; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

11.          Interest on Payments.

No interest shall be paid on sums withheld from an Employee’s pay for purchase of Shares under this Plan.

12.          Rights as Stockholder.

An Employee will become a stockholder with respect to Shares that are purchased pursuant to Options granted under the Plan when such Shares are transferred into an Employee’s name on the books and records of the Company. In no event may Shares be purchased pursuant to an Option more than 27 months after the Offering Date of such Option. Ownership of Shares purchased under the Plan will be entered on the books and records of the Company as soon as administratively practicable after payment for the Shares has been received in full by the Company. Shares purchased under the Plan will be issued as soon as practicable after an Employee becomes a stockholder. An Employee will have no rights as a stockholder with respect to Shares for which an election to purchase has been made under the Plan until such Employee becomes a stockholder as provided above.

13.          Rights to Purchase Shares Not Transferable.

An Employee’s rights under his or her election to purchase Shares under this Plan may not be sold, pledged, assigned, or transferred in any manner. If an Employee’s rights are sold, pledged, assigned, or transferred in violation of this Section 13, the right to purchase Shares of the Employee guilty of such violation shall terminate, and the only right remaining under such Employee’s election to purchase will be to receive a refund of the amount then credited to the Employee’s Account.

14.          Deemed Cancellations.

(a)           Events Constituting a Deemed Cancellation.

(i)            Leave of Absence, Layoff or Temporarily Out of Active Service. An Employee purchasing Shares under the Plan who is granted an unpaid leave of absence, is laid off, or otherwise temporarily out of Active Service during the Offering Period without terminating employment shall be eligible to remain a participant in the Plan during such absence, for a period of no longer than 90 days or, if longer, so long as the Employee’s right to reemployment with his or her employer is guaranteed either by statute or contract (but not beyond the last day of the Offering Period). The provisions of Section 10 shall apply if the Employee has no pay or his or her pay is insufficient (after other authorized deductions) to cover the required installment payments during such absence. If an Employee does not return to Active Service upon the expiration of his or her leave of absence or lay-off or, in any event, within 90 days from the date of his or her leaving Active Service (unless the Employee’s right to reemployment with his or her employer is guaranteed either by statute or contract), his or her election to purchase shall be deemed to have been cancelled on the 91st day after such Employee’s leaving Active Service.

(ii)           Termination of Employment. If, before an Employee has completed payment for Shares under the Plan, (a) he or she resigns, is dismissed or transferred to a company other than JCG, one of JCG’s Subsidiary or Affiliated Entity or Henderson US, or (b) if the entity by which he or she is employed should cease to be a Subsidiary or Affiliated Entity of JCG, then his or her election to purchase shall be deemed to have been cancelled at that time.  Notwithstanding the foregoing, the Committee in its sole discretion may in lieu of such deemed cancellation specify that there shall be a “Substitution or Assumption” (and not a deemed cancellation) of an election to purchase if the Committee determines that a company or entity and the Company have made satisfactory arrangements for such company or entity to substitute a new option for the Option under such election to purchase, or to assume such Option under such election to purchase, by reason of a transaction (A) that is a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, as defined in Section 424(a) of the Code and regulations thereunder (including a spin-off, split-up or similar transaction), (B) pursuant to which the excess of the aggregate fair market value of the shares subject to the new option immediately after the Substitution or Assumption over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of all Shares subject to the Option immediately before the Substitution or Assumption over the aggregate option price of such Shares, and (C) pursuant to which the new option or the assumption of the Option does not give the Employee additional benefits which he or she did not have under the Option.

(iii)          Death of a Participant. If an Employee dies before he or she has completed payment for Shares under the Plan, his or her election to purchase Shares shall be deemed to have been cancelled on the date of death. As soon as administratively practicable after the death of an Employee, the amount then credited to the Employee’s Account shall be paid in cash to the beneficiary or beneficiaries designated by the

Employee on a beneficiary designation form filed with Janus before such Employee’s death or, in the absence of an effective beneficiary designation, to the executor, administrator or other legal representative of the Employee’s estate.

(b)           Terms and Conditions of a Deemed Cancellation. In the event that an Employee’s election to purchase Shares is deemed to be cancelled as defined above in this Section 14, the Employee shall be withdrawn from Plan participation and cease to be a participant, and the Company will refund in cash the Employee’s entire Account balance for such offering as soon as administratively practicable thereafter.

(c)           Terms and Conditions of a Substitution or Assumption. If the Committee determines under Section 14(a)(ii) of the Plan to provide a Substitution or Assumption of Options granted hereunder, the Employee shall have no further rights under this Plan and the Employee’s rights, if any, to his or her Account or to purchase any property in lieu of Shares shall be governed exclusively by the arrangements effecting such Substitution or Assumption including any stock purchase plan of the company or entity substituting a new option for an Option or assuming an existing Option.

15.          Application of Funds.

All funds received by the Company in payment for Shares purchased under this Plan and held by the Company at any time may be used for any valid corporate purpose.

16.          No Employment/Service Rights.

Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Committee, nor any provision of the Plan itself, shall be construed so as to grant any person the right to remain in the employ of the Company, JCG, Henderson US or any Subsidiary or Affiliated Entity of any of the foregoing for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

17.          Government Approvals or Consents; Amendment.

This Plan and any offering and sales to Employees under it are subject to any governmental or regulatory approvals or consents that may be or become applicable in connection therewith. The Board or the Committee may terminate the Plan at any time and may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, including, but not limited to, such changes as may be necessary or desirable, in the opinion of counsel for the Company, to comply with the any applicable federal, state, local or foreign laws or rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or any other applicable federal, state, local or foreign laws.